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EXHIBIT 8.4
                                 TRANSITION AGREEMENT

This Agreement is entered into between Keebler Company ("Keebler"), a Delaware corporation, with its principal place of business at 677 Larch Ave., Elmhurst, IL 60126, and Kelly Food Products, Inc. ("Kelly"), an Illinois corporation, with its principal place of business at 1111 West 22nd Street, Oak Brook, IL 60521.

WHEREAS, Keebler and Kelly have entered into a Snack Asset Purchase Agreement
("Asset Agreement") dated November 18, 1995 under which Kelly will purchase
Keebler's Bluffton, Ind. salty snack production facility, certain trademarks, raw and finished goods inventories, and route sales vehicles to be utilized by Kelly in the operation of a snack food business.

WHEREAS, Article V Section 5.1(b) of the Asset Agreement requires the parties to enter into a "Transition Agreement" under which Keebler will provide data processing, sales distribution and certain other services to Kelly, and Kelly will provide certain sales and distribution services to Keebler, during a transition period.

NOW, THEREFORE, the parties agree as follows:

1. Keebler agrees to provide the following services to Kelly during the period, at the charges and in accordance with the terms, set forth below.
    The period of service shall run from the Closing Date set forth in the Asset Agreement.

    - DATA PROCESSING SERVICES - Keebler will provide those data processing services set forth in Exhibit I, attached hereto, to Kelly up to June
         15, 1996. Such services may be terminated, in the case of material breach of this Agreement, at any time during said period upon 30 days written notice from the non-breaching party to the other party.

Kelly will pay Keebler for its direct costs plus 10% for all such data processing services. Keebler's direct costs include its costs for those employees utilized to perform said data processing services, or a portion of such costs if only a portion of each employee's time is used to perform such services, Keebler's lease costs and license fees, or portion thereof, for the equipment and software used to perform such services, or, if the equipment is owed a charge for depreciation associated with such equipment, the cost of any modifications to equipment for software required to perform such services for Kelly, and miscellaneous costs associated with the performance of such data processing services including, but not limited to, the cost of supplies, telephone charges, charges for the maintenance of equipment, etc. Direct costs for which Keebler will have the right to charge Kelly are set forth in Exhibits
I and II attached hereto.

Keebler shall not be required to supply equipment or software, deliver or transmit reports, or provide other data processing services, to any locations other than those in Keebler's system prior to the Closing Date under the Asset
Agreement.

Kelly shall provide all information and raw data required for Keebler to provide such data

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    If to Kelly, to it at:        Kelly Food Products, Inc.
                                  1111 West 22nd Street, Suite 640
                                  Oak Brook, IL 60521
                                  Attention: David Blue
                                  Fax # (708) 575-0295

12. No wavier of any provision of this Agreement will constitute a waiver of any other provision of this Agreement, and no waiver of a provision in one instance will constitute a waiver of that or any other provision in any other instance.

13. This Agreement shall be governed by, and construed under, the laws of the State of Illinois in the United States of America relating to contracts made and to be performed in that State.

14. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing contained in this Agreement is intended to, or shall, confer upon any person, corporation or entity other than the parties hereto any rights, benefits or remedies under or by reason of this Agreement. No party may assign this Agreement without the prior written consent of each party hereto. Any attempt or purported assignment by any party of this Agreement in violation of this Section 14 shall be null and void.

15. This Agreement and any Exhibits hereto contain the entire agreement between Keebler and Kelly relating to the transactions which are the subject matter of this Agreement. All prior negotiations, understandings and agreements between Keebler and Kelly are superseded by this Agreement, and there are no representations, warranties, understandings or agreements concerning this Agreement or the performance of services hereunder other than those expressly set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the _____ day of January, 1996.


Keebler Company                        Kelly Food Products, Inc.

By                                      By
  -----------------------                 -----------------------
Its                                     Its
  -----------------------                  -----------------------
Date                                    Date
  -----------------------                   ----------------------


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                                                                                                     EXHIBIT 1


                                                      SYSTEMS TRANSITION SCHEDULE


    SYSTEM                PROG RESOURCE               $        OTHER COSTS           $             STAFF REQ
General Ledger            4 MD I.S.                 $1,600                                         05 Person
Accts Receivable          10 MD C/Lact              $10,000                                        3 Clerks
                          5 MD I.S.                 $2,000                                         1.4 Credit
Accts Payable             10 MD I.S. Check Prop     $2,000     AP Vendor Set Up     $400           Bluffton Impact
                                                               HMO
                          10 MD I.S. PD End         $2,000

Base Sales Systems        25 MD I.S.                $10,000

Invention/Log/DDM         3 MD I.S.                 $1,200                                         SBU Staff
Store Door Incent         QCP Consultants           $5,000
Pricing/Alloc/Forecast                                                                             R. Ackmann area
Customer Service                                                                                   2 Clerks
Operations Maint.                                                                                  Detroit & Bluffton
Lease, etc.
Management/Coordin        10 MD                     $8,000
Keebler Software                                               10 % Dev Cost of RS  $9,000/Pd


SYSTEM                       $ PER                NOTES                    DUE LAST
                             PERIOD                                         DAY OF
General Ledger               $500                                          P1 W4
Accts Receivable             $9,660                                        P1 W1
                             $5,000                                        P1 W1
Accts Payable                               Check Signing Manual           P1 W2
                                            Check Recon Manual             P1 W4
                                            New Check Stock                P1 W2
Base Sales Systems                          New Invoice Stock              P1 W1
                                            New Billing STMT Forms
Invention/Log/DDM            TBD            New Bill of Lading Form        P 13 W4
Store Door Incent                           Cover Sally for 3 Pds.         P1 W4
Pricing/Alloc/Forecast       $6,300
Customer Service             $3,500
Operations Maint.
Lease, etc.                  $50,674
Management/Coordin                                                         P1 W1
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

SYSTEM                  PROG RESOURCE            $         OTHER COSTS      $         STAFF REQ
Norand HH License                              TBD
Further Devel/Gould     Programmer             $76/Hr.
Support                 Analyst                $125/Hr.

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


SYSTEM                           $ PER              NOTES                    DUE LAST
                                 PERIOD                                       DAY OF
Norand HH License                                   Kelly s Contract with
                                                    Norand
Further Devel/Gould
Support


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